EXHIBIT 11

FAGE DAIRY INDUSTRY S.A.

Code of Ethics for the Chairman, Chief Executive Officer,
Vice Chairman and Chief Financial Officer

The core purpose of Fage Dairy Industry S.A. (the “Company”) is to produce and distribute high quality products. Consistent with this goal, the Company is committed to the highest standards of ethical business conduct. The Company has adopted this Code of Ethics (the “Code”) as a set of guidelines pursuant to which our chairman, chief executive officer, vice chairman and chief financial officer (the “Covered Executives”) should perform their duties. The Code is intended to deter wrongdoing and to promote adherence to the standards set forth below.  Additional executives who are determined by the Board to be subject to the Code from time to time will be informed of such designation by the Company.

•                  In carrying out their duties and responsibilities, Covered Executives should endeavor to act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  In furtherance of the foregoing, it is the policy of the Company that transactions between the Company and members of the Filippou family, or entities with which they are affiliated, be on terms comparable to those that would be attainable by the Company in the ordinary course from unaffiliated third parties under similar circumstances, and that the material terms of such transactions be disclosed in the Company’s public filings.

•                  To promote full, fair, accurate, timely and understandable disclosure in the periodic reports that the Company files with, or submits to, the Securities and Exchange Commission, it is the responsibility of each Covered Executive promptly to bring to the attention of the Compliance Officer (as defined below) any material information of which he may become aware that affects the disclosures made by the Company in its public filings or otherwise, and to otherwise assist the Company in fulfilling its disclosure responsibilities.

In addition, each Covered Executive shall promptly bring to the attention of the Compliance Officer any information he may have concerning (a) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial information or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal control over financial reporting.

•                  In carrying out their duties and responsibilities, Covered Executives should endeavor to comply, and to cause the Company to comply, with applicable governmental laws, rules and regulations. In addition, each Covered Executive shall promptly bring to the attention of the Compliance Officer any information he may have that has led him to believe that a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company has occurred or is reasonably likely to occur.

•                  Each Covered Executive shall promptly report to the Compliance Officer any information he may have that has led him to believe that a material violation of the Code has occurred or is reasonably likely to occur.

•                  Covered Executives are expected to adhere to the Code. The Company shall determine appropriate actions to be taken in the event of violations of the Cod by any Covered Executives. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code.

•                  The Company will appropriately disclose any substantive amendment to, and any waiver of, any provision of the Code that applies to the Covered Executives.

•                  The compliance officer (the “Compliance Officer”) for the implementation and administration of the Code shall be Ioannis Granitsas, Vice Chairman and Director.